Exhibit 99.1

Boston Omaha Announces Transfer of Listing of Class A Common Stock to the New York Stock Exchange

OMAHA, Nebraska, Jan. 3, 2022 -- Boston Omaha Corporation (NASDAQ: BOMN) (the “Company”) today announced that it is transferring the listing of its Class A common stock from the Nasdaq Capital Market of the Nasdaq Stock Market LLC to the New York Stock Exchange (“NYSE”). The Company anticipates its Class A common stock will begin trading as a NYSE-listed company on Friday, January 14, 2022, under its current ticker symbol of “BOMN”. The Company’s Class A common stock will continue to trade under the ticker symbol “BOMN” on the Nasdaq Capital Market of the Nasdaq Stock Market LLC until the transfer is complete.

“Boston Omaha’s businesses have increasingly become related to building, owning and operating American infrastructure. Overwhelmingly, businesses that build or purchase similar real assets have chosen the NYSE and that’s the best home for Boston Omaha as well,” said Alex B. Rozek, Co-Chairman, Co-Chief Executive Officer, and Co-President of Boston Omaha Corporation.

“We are excited to welcome Boston Omaha, with its primary focus on real estate, infrastructure and services, as it becomes the newest member of our NYSE community,” said John Tuttle, Vice Chairman and Chief Commercial Officer, NYSE Group.

About Boston Omaha Corporation

Boston Omaha Corporation is a public holding company with three majority owned businesses engaged in outdoor advertising, surety insurance and broadband telecommunications services. The Company also maintains minority investments including investments in a bank, a national residential homebuilder, and commercial real estate services businesses.

Contacts:

Catherine Vaughan

617-875-8911

cathy@bostonomaha.com